Exhibit 10.2
TAX MATTERS AGREEMENT
by and between
Honeywell International Inc.
and
Solstice Advanced Materials Inc.
Dated as of , 2025

TABLE OF CONTENTS

		Page

Article I

Definitions

Section 1.01.	Definition of Terms	6

Article II

Allocation of Tax Liabilities and Tax Benefits

Section 2.01.	RemainCo Indemnification of SpinCo	11

Section 2.02.	SpinCo Indemnification of RemainCo	12

Section 2.03.	Refunds, Credits and Offsets	13

Section 2.04.	Carrybacks	13

Section 2.05.	Straddle Periods	13

Section 2.06.	Prior Agreements	15

Article III

Tax Returns, Tax Contests and Other Administrative Matters

Section 3.01.	Responsibility for Preparing Tax Returns	15

Section 3.02.	Filing of Tax Returns and Payment of Taxes	16

Section 3.03.	Tax Contests	17

Section 3.04.	Expenses	18

Article IV

Tax Matters Relating to the Transactions

Section 4.01.	Mutual Representations	18

Section 4.02.	Mutual Covenants	19

EXHIBITS

Exhibit A	ATB Entities

Exhibit B	Intended Tax Treatment

Exhibit C	Certain Rulings

Exhibit D	Steps Plan

Exhibit E	Section 355 Entities

Exhibit F	Allocation of Certain Tax Liabilities

Exhibit G	Restricted Actions

T A X M A T T E R S A G R E E M E N T
This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of , 2025, by and between Honeywell International Inc., a Delaware corporation (“RemainCo”), and Solstice Advanced Materials Inc. (f/k/a Solstice Advanced Materials, LLC), a Delaware corporation (“SpinCo” and, together with RemainCo, the “Parties” and each, a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).
W I T N E S S E T H :
WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts the SpinCo Business;
WHEREAS, the Board of Directors of RemainCo (the “Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate the SpinCo Business from the other businesses of RemainCo (the “Separation”);
WHEREAS, in order to effect the Separation, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to undertake the Internal Reorganization in accordance with the Steps Plan (the “Restructuring”) and, in connection therewith, effect the SpinCo Spin Contribution and, in exchange therefor, SpinCo shall (i) be deemed to issue to RemainCo the shares of SpinCo Common Stock and (ii) pay the SpinCo Cash Distribution to RemainCo;
WHEREAS, on the terms and subject to the conditions set forth in the Separation Agreement, following the completion of the Restructuring and SpinCo Spin Contribution and payment of the SpinCo Cash Distribution, RemainCo shall own all of the issued and outstanding shares of SpinCo Common Stock and shall effect the distribution of 100% of such outstanding shares of SpinCo Common Stock to the holders of RemainCo Common Stock in accordance with Article IV of the Separation Agreement (the “Distribution” and, together with the SpinCo Spin Contribution, Restructuring and the other transactions contemplated by the Separation Agreement, the “Transactions”);
WHEREAS, SpinCo has been formed for this purpose and has not engaged in activities except those in connection with the transactions contemplated by the Restructuring, the consummation of the transactions contemplated by the Separation Agreement and those activities necessary in connection with its standup as an independent company;
WHEREAS, for U.S. federal income Tax purposes, it is intended that the SpinCo Spin Contribution and the Distribution, taken together, qualifies for non-recognition of gain and loss pursuant to Section 355, Section 361 and Section 368(a)(1)(D) of the Code; and
WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax

Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Definition of Terms. The following terms shall have the following meanings.
“10% Acquisition Transaction” has the meaning set forth in Section 4.06.
“Accounting Firm” has the meaning set forth in Section 3.01(d).
“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to the Transactions (including as described in the Tax Opinion Representations) with respect to the businesses conducted by members of the SpinCo Group that are ATB Entities.
“Affiliate” has the meaning set forth in the Separation Agreement.
“Agreement” has the meaning set forth in the preamble hereto.
“ATB Entities” means the entities listed on Exhibit A.
“Board” has the meaning set forth in the recitals hereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Determination” means (i) any final determination or settlement of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including as a result of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code or the execution of an IRS Form 870-AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.
“Distribution” has the meaning set forth in the recitals hereto.

“Distribution Date” has the meaning set forth in the Separation Agreement.
“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.
“Employment Tax” shall mean those liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.
“E&P” has the meaning set forth in Section 2.02(c)(iv).
“Gain Recognition Agreement” means any agreement to recognize gain that is described in Section 1.367(a)-8 of the Regulations and entered into in connection with the Transactions and to which any member of the RemainCo Group or the SpinCo Group is a party.
“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.
“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.
“Indemnity Payment” means an indemnity payment contemplated by this Agreement and the Separation Agreement.
“Intended Tax Treatment” means, with respect to each of the applicable Transactions, the Tax consequences (if any) set forth for such Transaction in Exhibit B.
“Internal Reorganization” has the meaning set forth in the Separation Agreement.
“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives and attorneys.
“Joint Return” means any Tax Return that actually includes, by election or otherwise, both a member of the RemainCo Group and one or more members of the SpinCo Group.
“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes.
“Parties” has the meaning set forth in the preamble hereto.
“Person” has the meaning set forth in the Separation Agreement.
“Post-Distribution Tax Period” means any taxable period (or portion thereof) beginning after the Distribution Date.
“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Distribution Date.
“Privilege” means all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).
“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state, local or non-U.S. Law for such jurisdictions as RemainCo shall determine at its sole discretion) to treat the disposition of the stock or other equity interests of such entity, pursuant to the Restructuring or Distribution, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state, local or non-U.S. Law).
“Refund” shall mean any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, and shall further be net of all accounting, legal and other professional fees, and court costs incurred in connection with obtaining such refund, as well as any other out-of-pocket costs incurred in connection with obtaining such refund.
“Refund Recipient” has the meaning set forth in Section 2.03(a).
“Regulations” means the U.S. Department of Treasury regulations promulgated under the Code.
“RemainCo” has the meaning set forth in the preamble hereto.
“RemainCo Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the RemainCo Group is or was a member and (ii) any member of the SpinCo Group is or was a member.
“RemainCo Group” means RemainCo and each of its Subsidiaries, including any Person that becomes a Subsidiary of RemainCo as a result of transactions that occur following the Distribution in accordance with the Steps Plan, but excluding any member of the SpinCo Group.
“RemainCo Separate Return” means a Tax Return of any member of the RemainCo Group (including any consolidated, combined, affiliated, unitary or similar Tax Return) that does not include, for all or any portion of the relevant taxable period, any member of the SpinCo Group.
“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or the Regulations promulgated thereunder, other than a loss transaction as defined in Regulations Section 1.6011-4(b)(5).
“Restricted Period” has the meaning set forth in Section 4.03(a).
“Restructuring” has the meaning set forth in the recitals hereto.

“Ruling” means a private letter ruling (including any supplemental ruling) sought from or issued by a Taxing Authority (including the IRS) in connection with the Transactions, whether granted prior to, on or after the date hereof, including in connection with the actions prohibited under Section 4.03(a) of this Agreement and the rulings set forth on Exhibit C.
“Satisfactory Guidance” has the meaning set forth in Section 4.04(c).
“Section 355 Entities” means the entities listed on Exhibit E.
“Separation Agreement” has the meaning set forth in the preamble hereto.
“SpinCo” has the meaning set forth in the preamble hereto.
“SpinCo Business” has the meaning set forth in the Separation Agreement.
“SpinCo Cash Distribution” has the meaning set forth in the Separation Agreement.
“SpinCo Group” means (i) SpinCo, (ii) each Person that will be a Subsidiary of SpinCo immediately prior to the Distribution, including the entities set forth on Schedule 1.1(168) of the Separation Agreement under the caption “Subsidiaries” and (iii) each Person that becomes an Affiliate of SpinCo after the Distribution, including in each case any Person that is merged or consolidated with or into SpinCo or any Affiliate of SpinCo and any Person that becomes an Affiliate of SpinCo as a result of transactions that occur following the Distribution in accordance with the Steps Plan.
“SpinCo SAG” has the meaning set forth in Section 4.03(a)(v).
“SpinCo Separate Return” means a Tax Return of any member of the SpinCo Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the RemainCo Group.
“SpinCo Spin Contribution” has the meaning set forth in the Separation Agreement.
“SpinCo Stock” means (i) all classes or series of stock or other equity interests of SpinCo and (ii) all other instruments properly treated as stock of SpinCo for U.S. federal income Tax purposes.
“Steps Plan” shall mean the Internal Reorganization steps plan set forth on Exhibit D.
“Straddle Period” has the meaning set forth in Section 2.05(b).
“Subsidiary” has the meaning set forth in the Separation Agreement.
“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Advisor” means a Tax counsel or other Tax advisor of recognized national standing in the relevant jurisdiction.
“Tax Attributes” mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, E&P, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for any taxable period.
“Tax Contest” means an audit, review, examination, claim, dispute, suit, action, proposed assessment or other administrative or judicial proceeding, in each case, by or otherwise involving any Taxing Authority.
“Tax Dispute” has the meaning set forth in Section 5.06.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, previously taxed income or any other item or attribute (including the basis or adjusted basis of property) that may have the effect of increasing or decreasing any Taxes paid or payable in any taxable period.
“Tax Opinion Representations” means representations regarding certain facts in existence at the applicable time made by RemainCo and SpinCo that serve as a basis for the Tax Opinions.
“Tax Opinion” means any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP or Ernst & Young LLP issued to RemainCo to the effect that a relevant Transaction or Transactions qualifies for its Intended Tax Treatment.
“Tax Opinions/Rulings” means (i) any Ruling and (ii) any opinion of a Tax Advisor relating to the Transactions, including those issued on the Distribution Date or to allow a party to take actions otherwise prohibited under Section 4.03(a) of this Agreement.
“Tax Record” has the meaning set forth in Section 5.01(a)(i).
“Tax Return” means any return, declaration, statement, report, schedule, election, certificate, form, estimate or information return relating to, (i) for purposes of Article III, Taxes other than payroll and employment related Taxes and (ii) for all other purposes of this

Agreement, Taxes, in each case, including any supplements or attachments thereto or amendments thereof and any other related or supporting information, required or permitted to be filed with any Taxing Authority.
“Tax Return Preparer” means with respect to a Tax Return, the Party that is required to prepare any such Tax Return pursuant to Section 3.01(a) or Section 3.01(b), as applicable.
“Taxing Authority” means any Governmental Authority having jurisdiction over the determination, assessment, collection or imposition of Taxes, including the IRS.
“Transaction Tax Contest” means a Tax Contest that relates to the Intended Tax Treatment.
“Transaction Taxes” means all (i) Taxes imposed on any member of the RemainCo Group or any member of the SpinCo Group resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which any member of the RemainCo Group or any member of the SpinCo Group is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).
“Transactions” has the meaning set forth in the recitals hereto.
“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).
“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(d).
ARTICLE II
ALLOCATION OF TAX LIABILITIES AND TAX BENEFITS
SECTION 2.01.    RemainCo Indemnification of SpinCo. After the Distribution, RemainCo shall be liable for, and shall indemnify and hold SpinCo harmless from, the following Taxes, whether incurred directly by SpinCo or indirectly through one of its Subsidiaries:
(a)    Ordinary Taxes of members of the RemainCo Group (which, for the avoidance of doubt, shall include the members of the SpinCo Group prior to the Distribution to the extent such Taxes remain unpaid as of the Distribution Date) for any taxable period;
(b)    Any and all Transfer Taxes incurred by the RemainCo Group or the SpinCo Group as a result of the Transactions to the extent such Transfer Taxes remain unpaid as of the Distribution Date;

(c)    Transaction Taxes; and
(d)    the Taxes allocated to RemainCo on Exhibit F;
in each case, other than Taxes for which SpinCo is liable under Section 2.02.
SECTION 2.02.    SpinCo Indemnification of RemainCo. After the Distribution, SpinCo shall be liable for, and shall indemnify and hold RemainCo harmless from, the following Taxes, whether incurred directly by RemainCo or indirectly through one of its Subsidiaries:
(a)    Ordinary Taxes (i) for any taxable period incurred by or attributable to the entities set forth on Exhibit F or (ii) any member of the SpinCo Group for any taxable period other than a Pre-Distribution Tax Period;
(b)    the Taxes allocated to SpinCo on Exhibit F; and
(c)    Transaction Taxes attributable in whole or in part to:
(i)    the failure to be true when made or deemed made of (A) any statement or representation of fact or intent (or omission to state a material fact) in Section 4.01 that relates to the SpinCo Group; (B) any Tax Opinion Representation made by SpinCo or (C) any representation made by SpinCo, any Subsidiary or controlling shareholder of SpinCo, any counterparty to any Proposed Acquisition Transaction or any of such counterparty’s Affiliates for purposes of obtaining a Ruling or an Unqualified Tax Opinion intended to be Satisfactory Guidance;
(ii)    any action or omission by any member of the SpinCo Group in breach of the covenants set forth herein (including those in Section 4.02 Section 4.03), in any other Ancillary Agreement or in the Separation Agreement;
(iii)    the application of Section 355(e) or 355(f) of the Code to any of the Transactions by virtue of any acquisition (or deemed acquisition) of SpinCo Stock (including newly issued SpinCo Stock) or assets of SpinCo or any member of the SpinCo Group;
(iv)    a determination that the Distribution was used principally as a device for the distribution of the earnings and profits (“E&P”) within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of SpinCo Stock or on any distribution on SpinCo Stock occurring after the Distribution in excess of its E&P; or
(v)    any other action or omission taken after the Distribution by any member of the SpinCo Group, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement.

SECTION 2.03.    Refunds, Credits and Offsets.
(a)    Subject to Section 2.04, if RemainCo, SpinCo or any of their respective Subsidiaries receives any Refund in respect of any Tax for which the other Party is liable under Section 2.01 or Section 2.02 (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of such Refund within ten (10) business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund.
(b)    For purposes of this Section 2.03, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).
(c)    If one Party reasonably so requests, the other Party (at the first Party’s expense) shall file for and pursue any Refund to which the first Party is entitled under this Section 2.03; provided that the other Party need not pursue any Refund on behalf of the first Party unless the first Party provides the other Party a certification by an appropriate officer of the first Party setting forth the first Party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such Refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.
SECTION 2.04.    Carrybacks.
If a Tax Return of any member of the SpinCo Group for any taxable period ending after the Distribution Date reflects a Tax Attribute, then the applicable member of the SpinCo Group shall waive the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under applicable Law. In the event that any member of the SpinCo Group does carry back a Tax Attribute to a Pre-Distribution Tax Period, then (i) no payment with respect to such carryback shall be due to any member of the SpinCo Group from RemainCo and (ii) if any member of the SpinCo Group receives any Refund in connection with such carryback, SpinCo shall promptly pay to RemainCo the full amount of such Refund.
SECTION 2.05.    Straddle Periods.
(a)    If RemainCo determines, in its sole discretion, to close the taxable year of any member of the SpinCo Group for all Tax purposes as of the end of the Distribution Date, RemainCo and SpinCo shall take all commercially reasonable actions necessary or appropriate to so close such taxable year, to the extent permitted by applicable Law.
(b)    For any taxable period that includes (but does not end on) the Distribution Date (a “Straddle Period”), Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the taxable period ended as of the close of business on the Distribution Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state, local or non-U.S. Law), as if the taxable period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner); provided that RemainCo may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if RemainCo so elects, SpinCo shall so elect) as described in Section 1.1502-76(b)(2)(iii) of the Regulations and corresponding provisions of U.S. state, local or non-U.S. Tax Laws.
(c)    Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, SpinCo or any of its Affiliates shall be deemed subject to the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the Regulations (and any comparable or similar provision under U.S. state, local or non-U.S. Laws or regulations, provided that if there is no comparable or similar provision under U.S. state, local or non-U.S. Laws or regulations, then the transaction will be deemed subject to the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the Regulations) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in a Post-Distribution Tax Period of SpinCo or an Affiliate of SpinCo, as appropriate.
(d)    Tax Attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date (or such earlier date as may be appropriate with respect to any portion of the Restructuring occurring prior to the Distribution Date) shall be allocated to RemainCo and its Affiliates, and SpinCo and its Affiliates, in accordance with the Code and the Regulations (and any applicable U.S. state, local, or non-U.S. Law or regulation). RemainCo shall reasonably determine the amounts and proper allocation of such Tax Attributes, and the Tax basis of the assets and liabilities transferred to SpinCo in connection with the Transactions, as of the Distribution Date or such other relevant date of a Restructuring transaction. RemainCo and SpinCo agree to compute their Tax liabilities for taxable periods after the Distribution Date (or other relevant date) consistent with that determination and allocation, and treat the Tax Attributes and Tax Items as reflected on any federal (or applicable U.S. state, local or non-U.S.) Tax Return filed by the Parties as presumptively correct. For the avoidance of doubt, RemainCo shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 2.05(d).
(e)    If either Party would have been responsible for the payment of any Transaction Taxes pursuant to Section 2.01 or Section 2.02 but for the use of the Tax Attributes of the other Party (or its Subsidiaries), the Party that would have been responsible for such Transaction Taxes shall pay to the other Party the amount of Transaction Taxes that would have been due and payable without taking into account such Tax Attributes.

(f)    Except as otherwise provided in this Agreement, RemainCo shall be permitted to make all decisions, determinations and allocations relating to the matters set forth in this Agreement in its reasonable discretion and shall not be limited by past practice.
SECTION 2.06.    Prior Agreements.
Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the RemainCo Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group and the RemainCo Group as of the Distribution Date. No member of either the SpinCo Group or the RemainCo Group shall have any continuing rights or obligations under any such agreement.
ARTICLE III
TAX RETURNS, TAX CONTESTS AND OTHER ADMINISTRATIVE MATTERS
SECTION 3.01.    Responsibility for Preparing Tax Returns.
(a)    RemainCo shall make all determinations with respect to and have ultimate control over the preparation of all (i) RemainCo Separate Returns for all taxable periods and (ii) Joint Returns. If SpinCo is responsible for filing any such Tax Return under Section 3.02(a), RemainCo shall, subject to Section 3.01(d), promptly deliver such prepared Tax Return to SpinCo reasonably in advance of the applicable filing deadline.
(b)    Except as provided in Section 3.01(a), SpinCo shall have ultimate control over the preparation of all SpinCo Separate Returns for all taxable periods. If RemainCo is responsible for filing any such Tax Return under Section 3.02(a), SpinCo shall, subject to Section 3.01(d), promptly deliver such prepared Tax Return to RemainCo reasonably in advance of the applicable filing deadline.
(c)    To the extent that any Tax Return described in Section 3.01(a) or (b) is required to be filed by a Party other than the Tax Return Preparer or directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer or that may give rise to a Refund to which that other Party would be entitled, in each case, under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Tax Return of a RemainCo Consolidated Group that do not relate primarily to the SpinCo Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by the other Party; and (v) not file any such Tax Return without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return as soon as practically possible. If the Parties are unable to resolve their differences, then the Parties shall collectively select a nationally recognized public accounting firm commonly considered as one of the “Big 4” (the “Accounting Firm”) and shall instruct the Accounting Firm to use its best efforts to prepare the relevant portions of the Tax Return on behalf of the Tax Return Preparer in compliance with Section 3.01(c) as promptly as practically possible. All determinations of the Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the Parties. The fees and expenses of the Accounting Firm shall be borne by SpinCo.
(e)    SpinCo shall provide to RemainCo all information related to members of the SpinCo Group that is reasonably requested by RemainCo and required to complete any Tax Return which is the responsibility of RemainCo pursuant to Section 3.01(a), in the format reasonably requested by RemainCo, and at least sixty (60) days prior to the due date (including extensions) of the relevant Tax Return. In particular, the SpinCo Group tax department will support RemainCo with respect to data collection and compilation requirements. The dates for submissions to RemainCo required in this section may be modified by mutual agreement of RemainCo and SpinCo.
(f)    Each Party shall bear its own expenses in connection with the preparation of Tax Returns pursuant to this Section 3.01; provided that expenses incurred with respect to Joint Returns under Section 3.01(a)(ii) shall be borne by RemainCo.
SECTION 3.02.    Filing of Tax Returns and Payment of Taxes.
(a)    Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.02(a) shall not affect a Party’s right, if any, to receive payments under Section 3.02(b) or otherwise be indemnified under this Agreement.
(b)    In addition to its obligations under Section 3.01(c), the relevant Tax Return Preparer shall, no later than five (5) business days before the due date (including extensions timely applied for) of any Tax Return described in Section 3.01(a) or (b), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return (i) if the Tax Return Preparer is responsible for filing such Tax Return under Section 3.02(a), for which the other Party must indemnify the Tax Return Preparer under this Agreement or (ii) if the other Party is responsible for filing such Tax Return under Section 3.02(a), which the other Party must so pay, as the case may be. The other Party shall pay such amount directly to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.02(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.
(c)    With respect to any estimated Taxes, the Party that is or will be the Tax Return Preparer with respect to any Tax Return that will reflect (or otherwise give credit for)

such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Tax Return Preparer is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Tax Return Preparer shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Tax Return Preparer upon the later of five (5) business days prior to the date on which such payment is due and fifteen (15) business days after the receipt of such notice.
(d)    No member of the SpinCo Group shall file, amend, withdraw, revoke or otherwise alter any Tax Return of any RemainCo Consolidated Group.
(e)    No member of the SpinCo Group shall file, amend, withdraw, revoke or otherwise alter any Tax Return of the SpinCo Group or any member thereof to the extent such Tax Return relates to the Pre-Distribution Tax Period without the prior written consent of RemainCo (such consent not to be unreasonably withheld, conditioned or delayed).
(f)    Subject to Section 3.03, in the case of any adjustment pursuant to a Determination with respect to any such Tax Return, the party that filed such Tax Return under Section 3.02(a) shall pay to the applicable Taxing Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Determination. The Tax Return Preparer shall compute the amount attributable to the SpinCo Group in accordance with Article II of this Agreement and SpinCo shall pay to RemainCo any amount due to RemainCo (or RemainCo shall pay SpinCo any amount due to SpinCo) under Article II of this Agreement within thirty (30) business days from the later of (i) the date the additional Tax was paid by the relevant Party or, in an instance where no cash payment is due to a Taxing Authority, the date of such Determination, or (ii) the date of receipt of a written notice and demand from the relevant Party for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 3.02(f) shall include interest computed at the rate provided in the Code for interest on underpayments, based on the number of days from the date the additional Tax was paid by the relevant Party (or, in an instance where no cash payment is due to a Taxing Authority, the date of such Determination) to the date of the payment under this Section 3.02(f).
(g)    The Parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinions/Rulings and/or the Intended Tax Treatment, unless, and only to the extent, a different position is required pursuant to a Determination. RemainCo shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Transactions that is not covered by the Tax Opinions/Rulings.
SECTION 3.03.    Tax Contests.
(a)     RemainCo or SpinCo, as applicable, shall, within ten (10) business days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have liability for a material amount of Taxes or an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the other Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.03(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.
(b)    RemainCo shall have the exclusive right to control the conduct and settlement of any Tax Contest other than the Tax Contests that SpinCo controls pursuant to Section 3.03(c); provided that SpinCo shall have the right, at its sole expense, to participate in and advise on all aspects of any such Tax Contest to the extent SpinCo would have liability for a material amount of Taxes as a result of the proposed settlement of any such Tax Contest pursuant to Article II; provided, further, that RemainCo shall not settle such Tax Contest without the consent of SpinCo (not to be unreasonably withheld, conditioned or delayed). For purposes of Section 3.03(a) and this Section 3.03(b), liability for a material amount of Taxes shall be an amount of liability that exceeds $10 million.
(c)    SpinCo shall have the right to control the conduct and settlement of any Tax Contest that relates to Taxes that are the sole responsibility of SpinCo pursuant to Article II; provided that RemainCo shall have the right, at its sole expense, to participate in and advise on all aspects of such Tax Contests and may coordinate discussions with the relevant Taxing Authority with respect thereto to the extent that such Tax Contests relate to a Pre-Distribution Tax Period; provided, further, that SpinCo shall not settle any such Tax Contest without the consent of RemainCo (such consent not to be unreasonably withheld, conditioned or delayed).
(d)    Notwithstanding anything herein to the contrary, RemainCo shall have the exclusive right to control the conduct and settlement of any Transaction Tax Contest, provided, that RemainCo shall not accept or enter into any settlement relating to any Transaction Tax to the extent that SpinCo is liable for such Transaction Tax pursuant to Section 2.02(b) without the consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed).
SECTION 3.04.    Expenses. Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.
ARTICLE IV
TAX MATTERS RELATING TO THE TRANSACTIONS
SECTION 4.01.    Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment, the Tax Opinions/Rulings or the covenants set forth in this Agreement.

SECTION 4.02.    Mutual Covenants. Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation, information or statement in any Tax Opinions/Rulings or a letter or certificate that forms the basis therefor, or (ii) adversely affect, or be reasonably likely to adversely affect, or be inconsistent with, the Intended Tax Treatment of the Transactions.
SECTION 4.03.    Restricted Actions.
(a)     Subject to Section 4.04, during the period beginning on the Distribution Date and ending on, and including, the last day of the two-year period following the Distribution Date (or such other period of time as provided in Exhibit G) (the “Restricted Period”), SpinCo shall not (and shall not cause or permit any of member of the SpinCo Group to), in a single transaction or a series of transactions:
(i)    enter into any Proposed Acquisition Transaction;
(ii)    take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which no member of the SpinCo Group is a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of SpinCo’ charter or bylaws or otherwise);
(iii)    liquidate or partially liquidate SpinCo, any Section 355 Entity or any ATB Entity whether by merger, consolidation or otherwise (provided that, for the avoidance of doubt, a merger of another entity into SpinCo or any of its Subsidiaries shall not constitute an action described in this Section 4.03(a)(iii));
(iv)    cause or permit any ATB Entity to cease to engage in the Active Trade or Business;
(v)     sell or transfer (A) 30% or more of the gross assets that are held by any ATB Entity and are used in the Active Trade or Business, (B) 30% or more of the gross assets of the “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of (I) SpinCo (such separate affiliated group, the “SpinCo SAG”) held immediately before the Distribution (provided, however, that the foregoing shall not apply to sales, transfers or dispositions of assets between members of the SpinCo SAG) or (II) any Section 355 Entity (each such separate affiliated group, a “Section 355 Entity SAG”) held immediately before the Distribution (provided, however, that the foregoing shall not apply to sales, transfers or dispositions of assets between members of the same such Section 355 Entity SAG) or (C) any lesser amount if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the Active Trade or Business immediately after the Distribution Date;
(vi)    (A) dispose of or permit an Affiliate of SpinCo to dispose of, directly or indirectly, any interest in any ATB Entity, (B) permit an issuance of equity by an ATB Entity (or any entity with any interest, direct or indirect, in any ATB Entity) such that SpinCo or a Section 355 Entity, as applicable, is no longer treated as engaged in the relevant Active Trade or Business, or (C) permit any such ATB Entity to make or revoke any election under Regulations Section 301.7701-3;
(vii)    redeem or otherwise repurchase (directly or indirectly) any SpinCo Stock or stock of any Section 355 Entity, except to the extent, with respect to SpinCo Stock, such redemptions or repurchases meet the following requirements: (A) those redemptions or purchases are for business reasons unrelated to the Distribution, (B) SpinCo Stock to be purchased is widely held, (C) those redemptions or purchases will be made on the open market and (D) the aggregate amount of those redemptions or purchases will be less than 20% of the total value of the outstanding SpinCo Stock;
(viii)    amend its certificate of incorporation (or other organizational documents), or take any other action, affecting the relative voting rights of the separate classes of SpinCo Stock or the stock or other equity interests of any Section 355 Entity; provided, however, that this clause (vii) shall not be deemed to be violated upon the SpinCo’ adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11; or
(ix)    take or fail to take, as the case may be, any of the actions specified in Exhibit G.
(b)    For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement (within the meaning of Section 355(e) of the Code and Section 1.355-7 of the Regulations) to enter into a transaction or series of transactions, whether any such transaction is to occur during or after the Restricted Period) as determined for purposes of Section 355(e) of the Code, in connection with which (A) any member of the SpinCo Group would merge or consolidate with any Person other than any other member of the SpinCo Group, (B) any member of the SpinCo Group would form one or more joint ventures with any Person other than any other member of the SpinCo Group in which, in the aggregate, more than 40% of the gross assets of the SpinCo Group are transferred to such joint ventures or (C) one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, an interest in the equity of SpinCo or any Section 355 Entity that, when combined with any other acquisitions of SpinCo or any such Section 355 Entity, as relevant, that occur after the Distribution (but excluding any other acquisition described in clause (ii)) comprises 40% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in SpinCo or such Section 355 Entity, as relevant, for U.S. federal income tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of equity in SpinCo or any Section 355 Entity and any amendment to the certificate of incorporation (or other organizational documents) of SpinCo or such Section 355 Entity shall be treated as an indirect acquisition of such stock by any shareholder to the extent such shareholder’s percentage interest in the issuer for U.S. federal income tax purposes increases by vote or value.
(c)    If SpinCo, any Section 355 Entity or any ATB Entity merges or consolidates with another entity to form a new entity, references in this Agreement to SpinCo, a Section 355 Entity or an ATB Entity, as applicable, shall be to that new entity and references in this Agreement to SpinCo Stock or interests in a Section 355 Entity or an ATB Entity, as applicable, shall be to the capital stock or other relevant instruments or rights of that new entity.
(d)    SpinCo shall not take or fail to take any action during the Restricted Period that would reasonably be expected to increase the Tax liability of the RemainCo Group in connection with the Transactions and shall not undertake any transaction that is not in the ordinary course of business and that would result in any member of the RemainCo Group reporting additional income under Sections 951 or 951A of the Code.
(e)    The provisions of this Section 4.03, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.
SECTION 4.04.    Consent to Take Certain Restricted Actions.
(a)    SpinCo may (and may cause or permit a member of the SpinCo Group to) take an action otherwise prohibited under Section 4.03(a) if RemainCo consents in writing, which consent shall be at RemainCo’s sole discretion. For the avoidance of doubt, RemainCo’s written consent pursuant to this Section 4.04(a) shall not in any way relieve SpinCo of its indemnification obligations under Section 2.02(b).
(b)    RemainCo may, at its sole discretion and as a condition to granting its written consent pursuant to Section 4.04(a), require SpinCo to provide Satisfactory Guidance; provided, however, the provision of Satisfactory Guidance shall not obligate RemainCo to grant its written consent pursuant to Section 4.04(a).
(c)    For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion concluding that the proposed action will not cause any step of the Transactions to fail to qualify for its Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion shall constitute Satisfactory Guidance only if they are satisfactory to RemainCo at its sole discretion in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein.
(d)    For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by RemainCo. The Tax

Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the applicable Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.
SECTION 4.05.    Procedures Regarding Opinions and Rulings.
(a)     If SpinCo notifies RemainCo that it desires to take a restricted action described in Section 4.03(a) and RemainCo requires Satisfactory Guidance as a condition to consenting to such restricted action pursuant to Section 4.04(b), RemainCo shall use commercially reasonable efforts to assist SpinCo in obtaining such Satisfactory Guidance. Notwithstanding the foregoing, RemainCo shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, SpinCo fails to certify that all information and representations relating to SpinCo or any member of the SpinCo Group in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. SpinCo shall bear all costs and expenses of securing such Satisfactory Guidance and shall reimburse RemainCo for all reasonable out-of-pocket costs and expenses incurred by RemainCo or any member of the RemainCo Group in obtaining Satisfactory Guidance within ten (10) business days after receiving an invoice from RemainCo therefor.
(b)    Notwithstanding anything herein to the contrary, RemainCo, in its sole discretion, may determine that SpinCo shall not seek a Ruling.
(c)    RemainCo shall have exclusive control over the process of obtaining any Ruling relating to the Transactions and neither SpinCo nor any of its Affiliates shall independently seek any guidance concerning the Transactions from any Taxing Authority at any time. In connection with any Ruling relating to the Transactions that can reasonably be expected to affect SpinCo’ liabilities under this Agreement, RemainCo shall (i) keep SpinCo informed of all material actions taken or proposed to be taken by RemainCo, (ii) reasonably in advance of the submission of any Ruling request provide SpinCo with a draft thereof, consider SpinCo’ comments on such draft, and provide SpinCo with a final copy, and (iii) provide SpinCo with notice reasonably in advance of, and permit SpinCo to attend, any formally scheduled meetings with the IRS or other relevant Taxing Authority (subject to the approval of the IRS or other relevant Taxing Authority, as applicable) that relate to such Ruling.
SECTION 4.06.    Notification and Certification Regarding Certain Acquisition Transactions. If SpinCo proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the thirty (30) month period following the Distribution Date, SpinCo shall undertake in good faith to provide RemainCo, no later than ten (10) business days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of SpinCo Stock to be acquired) and a brief explanation as to why SpinCo believes that such transaction, considered together with any related transactions, does not result in the application of Section 355(a)(1)(B), 355(e) or 355(f) of the Code to the Transactions. For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 40%.
SECTION 4.07.    Reporting. RemainCo and SpinCo shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each of the applicable Transactions as qualifying for its Intended Tax Treatment and (ii) absent a change of Law or an applicable Determination otherwise, not take any position on any Tax Return that is inconsistent with such qualification.
SECTION 4.08.    Employment Taxes; Employee Matters Agreement.
(a)    Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.
(b)    Amounts paid pursuant to the Employee Matters Agreement shall be treated in the manner as described in the Employee Matters Agreement.
SECTION 4.09.    Protective Section 336(e) Election.  If RemainCo determines, in its sole discretion, that a Protective Section 336(e) Election shall be made with respect to the Distribution, SpinCo agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by RemainCo, and shall cooperate with RemainCo to facilitate the making of such election.
SECTION 4.10.    Gain Recognition Agreements. SpinCo will not take any action (including the sale or disposition of any stock, securities or other assets), or permit its Affiliates to take any such action, and SpinCo will not fail to take any action or permit its Affiliates to fail to take any action that would cause RemainCo or any of its Affiliates or SpinCo or any of its Affiliates to recognize gain under any Gain Recognition Agreement.
ARTICLE V
PROCEDURAL MATTERS
SECTION 5.01.    Cooperation.
(a)    Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:
(i)    retaining until the expiration of the relevant statute of limitations (including extensions) of records, documents, accounting data, computer data and other information necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement (“Tax Records”);
(ii)    the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest or the filing of a Tax Return, obtaining a Tax opinion or private letter ruling (except as otherwise provided in Section 4.05(b)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable Law or reasonably requested and made to the best of a Party’s knowledge) of the accuracy and completeness of the information it has supplied;
(iii)    the use of the Parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;
(iv)    providing the other Party reasonable access to Tax Records and to its current or former personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement;
(v)     making determinations with respect to actions described in Section 4.03(a) as promptly as practicable; and
(vi)    notifying the other Party prior to disposing of any relevant Tax Records and affording the other Party the opportunity to take possession or make copies of such Tax Records at its discretion.
(b)    Any information or documents provided under this Section 5.01 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither RemainCo nor any Affiliate of RemainCo shall be required to provide SpinCo or any Affiliate of SpinCo or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to SpinCo, the SpinCo Business (including the assets and liabilities thereof) or any Affiliate of SpinCo, (ii) in no event shall RemainCo or any Affiliate of RemainCo be required to provide SpinCo, any Affiliate of SpinCo or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) in no event shall SpinCo or any Affiliate of SpinCo be required to provide RemainCo, any Affiliate of RemainCo or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that RemainCo determines that the provision of any information or documents to SpinCo or any Affiliate of SpinCo, or SpinCo determines that the provision of any information or documents to RemainCo or any Affiliate of RemainCo, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 5.01 in a manner that avoids any such harm or consequence.
(c)    If any member of the SpinCo Group supplies information to a member of the RemainCo Group in connection with a Tax liability and an officer of a member of the RemainCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the RemainCo Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
(d)    If any member of the RemainCo Group supplies information to a member of the SpinCo Group in connection with a Tax liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of RemainCo (or any officer of RemainCo as designated by the chief financial officer of RemainCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
(e)    If a Party fails to comply with any of its obligations set forth in this Section 5.01 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.
(f)    To the extent that SpinCo makes a request pursuant to this Section 5.01 that requires RemainCo to incur any costs and expenses (including costs and expenses related to employee time to respond to such request, and, for the avoidance of doubt, any costs and expenses incurred by RemainCo for services of any third party engaged by RemainCo to assist with such request), SpinCo shall reimburse the RemainCo for all such costs and expenses, including a reasonable hourly charge for employee time. To the extent RemainCo obtains the services of any third party to assist with such a request, RemainCo shall select such third party in its sole discretion. Nothing contained in this Agreement, including this Section 5.01, shall be construed to permit SpinCo access to RemainCo Separate Returns.
SECTION 5.02.    Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.

SECTION 5.03.    Indemnification Claims and Payments.
(a)     An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonable accuracy the amount of such payment (including as a result of the finalization of a Tax Return before filing). Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnitee shall provide to the Indemnifying Party notice of such claim within sixty (60) business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.
(b)    Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnifying Party shall make the claimed payment to the Indemnitee within thirty (30) business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.
(c)    A failure by an Indemnitee to give notice as provided in Section 3.02(b), 3.03 or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.
(d)    Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.02(b) or 3.03.
SECTION 5.04.    Amount of Indemnity Payments.
(a)    The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee, resulting from the incurrence of the liability in respect of which the Indemnity Payment is made, in the Tax year of such liability or in any taxable period ending on or prior to the close of the Tax year of such liability and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to the maximum applicable statutory Tax rate in the applicable jurisdiction in the taxable year in which such Tax benefit or Tax cost was realized and any Tax Attributes of such Indemnitee shall be disregarded.
(b)    To the extent that any Tax is subject to indemnity pursuant to both Section 2.01(c) and Section 2.02(b), responsibility for such Tax shall be shared by RemainCo and SpinCo according to relative fault.
SECTION 5.05.    Treatment of Indemnity Payments. In the absence of any change in Tax treatment under the Code, any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be reported for Tax purposes by the payor and recipient as distributions or capital contributions, as appropriate, occurring immediately prior to the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Regulations thereunder or Section 1.1502-33(d) of the Regulations (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, except as otherwise required by applicable Law or a Determination.
SECTION 5.06.    Tax Disputes. Notwithstanding anything to the contrary in Article VI, this Section 5.06 shall govern the resolution of any dispute arising between the Parties involving computational matters or the interpretation of operative Tax law in connection with this Agreement (a “Tax Dispute”), other than a dispute (i) relating to liability for Transaction Taxes, (ii) in which the amount of liability in dispute exceeds $20 million or (iii) relating to a Tax Return as described in Section 3.01(d); provided, however, that notwithstanding the foregoing clauses (i) through (iii), any dispute in connection with Section 2.01(b)Section 2.03(c) or Section 2.03(c) shall be governed by this Section 5.06. The Parties shall negotiate in good faith to resolve any Tax Dispute for forty-five (45) calendar days (unless earlier resolved). If such Tax Dispute is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve such Tax Dispute within forty-five (45) days following the referral of the matter to the senior executives. If such good faith negotiations among senior executives do not resolve the Tax Dispute, such Tax Dispute shall be referred to an Accounting Firm acceptable to both Parties to resolve the Tax Dispute. The Accounting Firm may, in its discretion, obtain the services of any third party appraiser, accounting firm or consultant that the Accounting Firm deems necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Accounting Firm to furnish written notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than sixty (60) calendar days after its acceptance of the matter for resolution; provided, however, that the failure of the Accounting Firm to deliver its determination within such time period shall not render such determination ultra vires or constitute a defense or objection to the finality or enforcement of such determination. The Accounting Firm shall act as an expert, and not as an arbitrator, and shall determine only the specific items under dispute by the Parties. No Party shall engage in any ex parte communication (i.e., without the inclusion of the other Parties) with the Accounting Firm, and if a Party provides information or documentation to the Accounting Firm, it shall simultaneously provide it to the other Party. The Parties to the Tax Dispute shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. Any such resolution by the Accounting Firm will, absent fraud or manifest error, be conclusive and binding on the Parties and shall not be subject to challenge or appeal, and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. Any challenge or appeal taken by a Party on the basis of fraud or manifest error shall be subject to the arbitration procedures contained in Section 8.1 of the Separation Agreement, which such provisions are hereby incorporated herein by reference, mutatis mutandis. All fees and expenses of the Accounting Firm shall be shared equally by the Parties. In the event that the Parties are unable to agree upon an Accounting Firm within fifteen (15) business days following the completion of the referral of a Tax Dispute to senior executives, the Parties shall each separately retain an independent, nationally recognized accounting firm (each, a "Preliminary Accounting Firm"), which Preliminary Accounting Firms shall jointly select an Accounting Firm on behalf of the Parties to act as an expert in order to resolve the Tax Dispute.
ARTICLE VI
MISCELLANEOUS
SECTION 6.01.    Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.
SECTION 6.02.    Applicability. This Agreement shall not apply before the Distribution.
SECTION 6.03.    Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.
SECTION 6.04.    Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.
SECTION 6.05.    Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 7.8 of the Separation Agreement.
SECTION 6.06.    Counterparts; Entire Agreement.
(a)    This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
(b)    This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 6.07.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware..
SECTION 6.08.    Dispute Resolution. Subject to Section 5.06, the dispute resolution procedures set forth in Section 8.1 of the Separation Agreement shall apply and are hereby incorporated herein by reference, mutatis mutandis.
SECTION 6.09.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09.
SECTION 6.10.    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.10 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
SECTION 6.11.    Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
SECTION 6.12.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to RemainCo, to:
Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28202
Attn: Vice President, Tax
e-mail:
with a copy to:

If to SpinCo, to:

115 Tabor Road
Morris Plains, NJ 07950
Either Party may, by notice to the other Party, change the address to which such notices are to be given.
SECTION 6.13.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
SECTION 6.14.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.15.    Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
SECTION 6.16.    Specific Performance. By agreeing to arbitration in accordance with Section 8.1 of the Separation Agreement, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other Order in aid of arbitration proceedings. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Thus, each Party irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction of any federal court located in the State of Delaware or, where such court does not have jurisdiction, any Delaware state court, in either case, located in New Castle County (“Delaware Court”) to compel arbitration or for interim or provisional remedies in aid of arbitration, and the non-exclusive jurisdiction of the Delaware Court to enforce any award under Section 8.1 of the Separation Agreement, and (ii) waives, to the fullest extent it may effectively do so, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party also agrees that it may be effectively served with process via (I) personal delivery of a copy of the summons and complaint or (II) alternatively, by providing notices to a designated agent for service of process; provided, however, that without prejudice to the foregoing, service of process (including service of process to enforce a final and non-appealable judgment issued by a Delaware Court hereunder) may also be effected in any other manner that satisfies the legal requirements for service of process in the country or jurisdiction where a Party is incorporated or organized, or the country or jurisdiction where a Party’s headquarters, officers or directors are located. Notwithstanding the preceding sentence, a Party may commence any claim, action or proceeding in a court other than the above-named courts solely for the purpose of enforcement of any award under this Section 6.16. The foregoing consent to jurisdiction shall not (1) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except as permitted herein, or (2) be deemed to confer rights on any Person, other than the Parties. The Parties further agree that each Party may seek relief pursuant to this Section 6.16 without proof of actual harm and without the need to post any undertaking, bond or any security in connection therewith (and each party hereby waives any requirement for the securing or posting of any such undertaking, bond or security in connection with such remedy). The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law, unavailable or inequitable for any reason. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither RemainCo nor SpinCo would have entered into this Agreement.
SECTION 6.17.    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.
SECTION 6.18.    Interpretation. The rules of interpretation set forth in Section 1.2 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.
SECTION 6.19.    Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HONEYWELL INTERNATIONAL INC.,

by
Name:
Title:

SOLSTICE ADVANCED MATERIALS INC.,

by
Name:
Title: